EXHIBIT 99.1

For Immediate Release

HealthTronics to Acquire Advanced Medical Partners, Inc.

AUSTIN, TX, March 20, 2008 – HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of urology services and products, today announced that it has entered into a definitive stock purchase agreement with Advanced Medical Partners, Inc. (“AMPI”).

Founded in 2003, AMPI is the leading provider of urological cryosurgery services in the U.S. In partnership with a network of over 500 physicians, AMPI owns an interest in 30 entities that performed over 7,000 procedures and generated over $24 million of revenue in 2007.

James S.B. Whittenburg, CEO of HealthTronics, commented, “AMPI has a strong history of growth via the development of de novo partnerships with urologists. This combination adds meaningful development talent to our executive team in addition to enhancing our physician network and diversifying our revenue stream. Furthermore, AMPI is aligned with our core philosophy and mission of improving patient care and practice economics for the Company’s physician partners. We welcome the AMPI team to HealthTronics and our new physician partners to the HealthTronics network.”

Bob Yonke, an AMPI founder and CEO, commented, “The combination of AMPI and HealthTronics will allow our physician partners to benefit from HealthTronics’ scale and exclusive urological technologies. In addition to strengthening the services that AMPI currently provides, we will have the ability to utilize the resources of HealthTronics to continue our growth and development of existing and new physician partnerships.”

The purchase is subject to closing conditions and is expected to close in mid-April.

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services. For more information, visit www.healthtronics.com.

Statements by the Company’s management in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ products and services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT:
HealthTronics, Inc.
Ross Goolsby, CFO
(512) 314-4554
www.healthtronics.com